As filed with the Securities and Exchange Commission on November 13, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NETLIST, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4812784
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

175 Technology Drive, Suite 150

Irvine, CA 92618

(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2006 Equity Incentive Plan of Netlist, Inc.

Employment Inducement Stock Option Agreement

(Full title of the plans)

Chun K. Hong

President, Chief Executive Officer and Chairman of the Board

175 Technology Drive, Suite 150 Irvine, CA 92618

(Name and address of agent for service)

(949) 435-0025

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	400,000	(2)	$0.1061	(3)	$42,440	$5
Common Stock	400,000	(2)	$0.42	(3)	$168,000	$20
Total	800,000		$—		$210,440	$25
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers any additional securities that may from time to time be offered or issued pursuant to the adjustment provisions of the above-referenced plans to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)			Represents shares of Common Stock to be issued pursuant to employment inducement stock option awards (each, an “Inducement Award”) granted to Alexander Tinsley and Charles Hausman.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The price of $0.1061 per share represents the exercise price per share for the Inducement Award granted to Mr. Tinsley and the price of $0.42 per share represents the exercise price per share for the Inducement Award granted to Mr. Hausman.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed by Netlist, Inc. (the “Company”) for the purpose of registering 800,000 shares of common stock of the Company (“Common Stock”) that may be issued upon exercise of inducement awards (“Inducement Awards”) granted outside the of the Company’s Amended and Restated 2006 Equity Incentive Plan.

With respect to the Common Stock subject to the Inducement Awards, this registration statement is filed to register (i) 400,000 shares of Common Stock issuable upon exercise of the Inducement Award granted to Alexander Tinsley pursuant to a Stock Option Agreement dated as of August 15, 2018, by and between the Company and Mr. Tinsley and (ii) 400,000 shares of Common Stock issuable upon exercise of the Inducement Award granted to Charles Hausman pursuant to a Stock Option Agreement dated as of October 12, 2018, by and between the Company and Mr. Hausman.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information) will be sent or given to the employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the note to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference as of their respective dates of filing, except for the portions thereof that are “furnished” rather than “filed” with the Commission:

•                  the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017, filed with the SEC on March 30, 2018, an amendment to the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017, filed with the SEC on April 30, 2018, the Company’s preliminary proxy statement on Schedule 14A for the Company’s Annual Meeting of Stockholders held on August 15, 2018 and filed with the SEC on June 25, 2018, and the Company’s definitive proxy statement on Schedule 14A for the Company’s Annual Meeting of Stockholders held on August 15, 2018 and filed with the SEC on July 9, 2018;

•                  the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018. June 30, 2018 and September 29, 2018, filed on May 15, 2018, August 14, 2018 and November 13, 2018, respectively;

•                  the Company’s Current Reports on Form 8-K filed on January 9, 2018, January 18, 2018, March 26, 2018, March 27, 2018, April 4, 2018 April 17, 2018, May 15, 2018, May 21, 2018, May 21, 2018, May 21, 2018, July 12, 2018, July 31, 2018, August 17, 2018, August 31, 2018, September 14, 2018, September 26, 2018 and November 8, 2018; and

•                  the description of the Common Stock contained in the Company’s registration statement on Form 8-A filed with the Commission on November 27, 2006, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the Delaware General Corporation Law.

Pursuant to the Company’s Restated Certificate of Incorporation, as amended, a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Company’s Amended and Restated Bylaws, as amended, provide for indemnification of directors, officers, employees and agents by the Company as the indemnitor of first resort and to the fullest extent permitted by Delaware law, and authorize the Company to purchase and maintain insurance to protect itself and any director, officer, employee or agent of the Company or another business entity against any expense, liability or loss, regardless of whether the Company would have the power to indemnify such person under its bylaws or Delaware law.

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements will require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also intends to enter into indemnification agreements with its future directors and executive officers.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Reference is made to the Exhibit Index immediately preceding the signature page hereto, which is incorporated herein by reference.

Item 9.  Undertakings.

(a)         The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
4.1.1

Restated Certificate of Incorporation of Netlist, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s registration statement on Form S-1 (No. 333-136735) filed with the Commission on October 23, 2006).

4.1.2

Certificate of Amendment to the Restated Certificate of Incorporation of Netlist, Inc. (incorporated by reference to exhibit 3.1 of the registrant’s Current Report on Form 8-K filed with the SEC on August 17, 2018).

4.1.3

Certificate of Designation of the Series A Preferred Stock of Netlist, Inc. (incorporated by reference to Exhibit 3.1.2 to the Company’s quarterly report on Form 10-Q filed with the Commission on August 15, 2017).

4.2.1	Amended and Restated Bylaws of Netlist, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s current report on Form 8-K filed with the Commission on December 20, 2012).

4.2.2

Certificate of Amendment to Amended and Restated Bylaws of Netlist, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s current report on Form 8-K filed with the Commission on December 29, 2017).

4.3	Amended and Restated 2006 Equity Incentive Plan of Netlist, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Commission on June 9, 2016).

4.4*	Stock Option Agreement, dated as of August 15, 2018, by and between the Company and Alexander Tinsley.

4.5*	Stock Option Agreement, dated as of October 12, 2018, by and between the Company and Charles Hausman.

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1*	Consent of KMJ Corbin & Company LLP.

23.2*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page hereto).

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 13th day of November, 2018.

NETLIST, INC.

By:	/s/ CHUN K. HONG
Chun K. Hong
President, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

We, the undersigned officers and directors of Netlist, Inc., hereby severally constitute and appoint Chun K. Hong and Gail M. Sasaki, each of them singly, our true and lawful attorneys-in-fact and agents with full power and authority to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and any additional registration statement filed pursuant to Rule 462(b) under the Securities Act for the same offering contemplated by this registration statement, and to file the same, with exhibits and any and all other documents and instruments filed with respect thereto, with the Commission (or any other governmental or regulatory authority), granting unto said attorneys-in-fact and agents, and each of them, full power and authority in the name and on behalf of each of the undersigned to do and to perform each and every act and thing requisite and necessary or advisable to be done in order to effectuate the same as fully as to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, and/or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHUN K. HONG	President, Chief Executive Officer and Chairman of	November 13, 2018
Chun K. Hong	the Board (Principal Executive Officer)

/s/ GAIL M. SASAKI	Vice President and Chief Financial Officer (Principal	November 13, 2018
Gail M. Sasaki	Financial Officer and Accounting Officer)

/s/ JUN S. CHO	Director	November 13, 2018
Jun S. Cho

/s/ KIHO CHOI	Director	November 13, 2018
Kiho Choi

/s/ BLAKE WELCHER	Director	November 13, 2018
Blake Welcher